Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Carol L. Houle
Executive Vice President and Chief Financial Officer
Telephone:	(603) 334-1253

PROVIDENT BANCORP, INC.

ANNOUNCES INTENTION TO PAY QUARTERLY CASH DIVIDENDS

AND TO ADOPT STOCK REPURCHASE PROGRAM

Amesbury, Massachusetts, March 12, 2020 — Provident Bancorp, Inc. (the “Company”) (Nasdaq:PVBC), the holding company for The Provident Bank (the “Bank”), announced today that the Company intends to initiate a quarterly dividend policy and will request the non-objection of the Board of Governors of the Federal Reserve System (the “Federal Reserve”) for a quarterly dividend of up to $0.03 per share, payable during the second quarter of 2020.

The Company also announced that it will seek the approval or non-objection of the Federal Reserve and the Massachusetts Commissioner of Banks to initiate a stock repurchase program for up to 976,460 shares, or 5% of the Company’s outstanding shares of common stock. As a recently converted entity, the Company is required to obtain the approval of the Federal Reserve for any stock repurchase program adopted within one year of it’s mutual-to-stock conversion, which was completed in October 2019, and approval of the Massachusetts Commissioner for stock repurchase programs adopted within three years of the conversion.

David Mansfield, Chief Executive Officer of the Company, stated “We are looking at all capital management tools to support our stock in a period of uncertainty and volatility in the market which has adversely affected all bank stocks, including ours. We hope that our application is successful and we can further demonstrate our confidence in our Company and its prospects.”

There can be no assurances that the Company will receive the required approval or non-objection for either or both of the proposed dividend or the stock repurchase program, or when any such approval or non-objection would be required. The Company is not obligated to initiate a dividend payment, either at a specific level or at all, or repurchase shares, even if regulatory approval or non-objection is obtained, and there is no guarantee that dividend payments or stock repurchases, if initiated, will be continued or maintained.

Forward-Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “may,” “will,” “would,” “intend,” “believe,” “expect,” “plan,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of those terms. These statements are based upon the current beliefs and expectations of Company management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to: the failure to obtain the approval or non-objection of the Federal Reserve or the Massachusetts Commissioner of Banks for the initiation of dividends or stock repurchases, delays in obtaining such approvals or non-objections, or adverse conditions imposed in connection with such approvals or non-objections; the effects of any pandemic disease, natural disaster, war, act of terrorism, accident, or similar action or event; those related to the real estate and economic environment, particularly in the market areas in which the Company operates; fiscal and monetary policies of the U.S. Government; changes in government regulations affecting financial institutions, including regulatory compliance costs and capital requirements; fluctuations in the adequacy of loan loss reserves; decreases in deposit levels necessitating increased borrowing to fund loans and investments; operational risks including, but not limited to, cybersecurity, fraud and natural disasters; the risk that the Company may not be successful in the implementation of its business strategy; changes in prevailing interest rates; credit risk management; asset-liability management; and other risks described in the Company’s filings with the Securities and Exchange Commission, which are available at the SEC’s website, www.sec.gov.

The Company wishes to caution readers not to place undue reliance on any such forward looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above or other factors could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. The Company does not undertake and specifically disclaims any obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About Provident Bancorp, Inc.

Provident Bancorp, Inc. is the holding company for The Provident Bank. The Provident Bank is an innovative, commercial bank that finds solutions for our business and private clients. We are committed to strengthening the economic development of the regions we serve, by working closely with businesses and private clients and delivering superior products and high-touch services to meet their banking needs. The Provident has offices in Massachusetts and New Hampshire. All deposits are insured in full through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about The Provident Bank please visit our website www.theprovidentbank.com or call 877-487-2977.